As filed with the Securities and Exchange Commission on November 1, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3679695
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-3100

(Address, including zip code, and telephone number of principal executive offices)

Guess?, Inc.  Nonqualified Deferred Compensation Plan

(Full title of the plan)

Deborah S. Siegel
General Counsel and Secretary
Guess?, Inc.

1444 South Alameda Street

Los Angeles, California 90021

(213) 765-3100

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Deferred Compensation Obligations(1)	$25,000,000	100%	$25,000,000(2)	$2,943

(1)

The Deferred Compensation Obligations are unsecured obligations of Guess?, Inc. to pay deferred compensation in the future to employees and directors of Guess?, Inc. who participate in the Guess?, Inc. Nonqualified Deferred Compensation Plan in accordance with its terms.

(2)	Estimated solely for purposes of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Guess?, Inc. (the “Company” or the “Registrant”) is including the Deferred Compensation Obligations in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act of 1933, as amended (the “Securities Act”).  The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees and directors as specified by Securities Act Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Certain Documents by Reference

The following documents, which have been filed by Guess?, Inc. with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File Number 1-11893), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Commission on March 15, 2005;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended April 2, 2005 and July 2, 2005, filed with the Commission on May 12, 2005 and August 10, 2005, respectively; and

(c)                                  The Company’s Current Reports on Form 8-K, filed with the Commission on January 5, 2005, April 8, 2005, May 16, 2005, June 24, 2005, August 29, 2005 and September 28, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.                                                           Description of Securities

The Guess?, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) provides directors and a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.   Participants in the Plan are directors and employees of the Company and certain of its subsidiaries who satisfy certain eligibility requirements and who elect to participate in the Plan.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating directors and eligible employees in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.  The Deferred Compensation Obligations will be denominated and payable in United States dollars.

Under the Plan, select employees who satisfy certain eligibility requirements and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year.  The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Plan.  In addition, the Company may credit any lost 401(k) match amounts to the participant’s deferral account and may make other discretionary contributions.  Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company.  Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to deferrals of base salary, bonuses, long-term incentive plan amounts and directors fees.  Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company.  Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the Plan.

No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.  The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the participants, except that participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances.  The Company reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries, bonuses, long-term incentive plan and directors’ fees.  The duration of the Plan is indefinite (subject to the Company’s ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company.

The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.                                                           Interests of Named Experts and Counsel

Inapplicable.

Item 6.                                                           Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the States of Delaware (the “General Corporation Law”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 145.

Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director’s duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company’s Certificate of Incorporation contains such a provision.

The Company’s Bylaws provide that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware.

The Company has a directors and officers’ liability insurance policy with coverage for, among other things, liability for violations of federal and state securities laws.

The Company has entered into indemnity agreements with its directors and officers for indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company intends to execute such indemnity agreements with its future officers and directors.

Item 7.                                                           Exemption from Registration Claimed

Inapplicable.

Item 8.                                                           Exhibits

See the attached Exhibit Index at page 10.

Item 9.                                                           Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 31st day of October, 2005.

GUESS?, INC.,
a Delaware corporation

By:	/s/ Carlos Alberini
Carlos Alberini
President, Chief Operating Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Guess?, Inc., hereby severally constitute and appoint Carlos Alberini and Deborah Siegel as attorneys-in-fact, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Maurice Marciano	Co-Chairman of the Board,	October 31, 2005
Maurice Marciano	Co-Chief Executive Officer
and Director
(Principal Executive Officer)

/s/ Paul Marciano	Co-Chairman of the Board,	October 31, 2005
Paul Marciano	Co-Chief Executive Officer
and Director

Signature	Title	Date

/s/ Carlos Alberini	President, Chief Operating	October 31, 2005
Carlos Alberini	Officer and Director

/s/ Frederick G. Silny	Senior Vice President and	October 31, 2005
Frederick G. Silny	Chief Financial Officer
(Principal Financial Officer
and Principal Accounting
Officer)

/s/ Anthony Chidoni	Director	October 31, 2005
Anthony Chidoni

/s/ Alice Kane	Director	October 31, 2005
Alice Kane

/s/ Karen Neuburger	Director	October 31, 2005
Karen Neuburger

/s/ Alex Yemenidjian	Director	October 31, 2005
Alex Yemenidjian

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Guess?, Inc. Nonqualified Deferred Compensation Plan

5.1	Opinion of O’Melveny & Myers LLP (Opinion re Legality)

23.1	Consent of Independent Registered Public Accounting Firm - KPMG LLP

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)